Exhibit 10.1
SEVERANCE AGREEMENT
          This Severance Agreement (this “Agreement”) is entered into effective this 26th day of May, 2009 (the “Effective Date”), by and between Delta Petroleum Corporation (“Delta” or “the Company”) and Roger A. Parker (“Parker”). As used herein, “Parties” means, collectively, Delta and Parker, and “Party” means either Delta or Parker.
RECITALS
     WHEREAS, Delta and Parker are parties to that certain Employment Agreement dated May 5, 2005 (the “Employment Agreement”), that certain Change-In-Control Executive
     Severance Agreement dated April 30, 2007 (the “Change-In-Control Agreement”) and various stock option agreements, stock rights and other stock arrangements (the “Stock Agreements”); and
     WHEREAS, Delta and Parker agree that as of the close of business on the Effective Date, Parker has resigned from his positions as director, officer and employee of Delta and any of its subsidiaries, including his positions of Chairman and CEO; and
     WHEREAS, in consideration for Parker’s resignation, Parker is (a) relinquishing all his rights in, to and under the Employment Agreement, the Change-In-Control Agreement, the Stock Agreements, all bonuses relating to past and pending transactions benefiting Delta (except as expressly provided below) and any other interests he might claim arising from his efforts as Chairman and/or CEO, and (b) agreeing to stay on as a consultant on the terms described herein to facilitate an orderly transition and to assist in certain pending transactions and Delta desires to provide the payments and other consideration specified herein.
     NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Delta and Parker, the Parties agree as follows:
1. Resignation. Effective as of the close of business on the Effective Date, Parker hereby resigns, and Delta accepts such resignation, from all his positions as director, officer and employee of Delta and any of its subsidiaries, including his positions of Chairman and CEO.
2. Consideration. Subject to Section 2(b), Delta agrees to pay Parker $4,700,000 in cash (the “Cash Consideration”), issue to Parker 1,000,000 shares of Delta common stock (the “Shares”) and pay Parker the aggregate of any accrued unpaid salary, vacation days and reimbursement of his reasonable business expenses incurred through the Effective Date (the “Accrued Amounts”).
     (a) Effective Date Consideration. On the ADEA Effective Date (as defined below), Delta shall pay to Parker $1,811,892 of the Cash Consideration plus the Accrued Amounts by wire transfer in immediately available funds.

     (b) Rabbi Trust Consideration. On the ADEA Effective Date, Delta shall deposit (1) the Shares and (2) $2,888,108 of the Cash Consideration (the “Trust Cash”) into a grantor trust (the “Rabbi Trust”) established for the purpose of the payment of benefits to Parker under this Agreement, in satisfaction of the amounts payable under the Change-In-Control Agreement (which the Parties agree is $4,588,108), to which Parker otherwise would have been entitled upon a separation from service but for the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its related guidance (“Section 409A”). The trust agreement shall be substantially similar to the model trust agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, modified as necessary for Section 409A, and shall be reasonably acceptable to Parker and Delta. Delta shall select the trustee for the Rabbi Trust, which trustee must be reasonably acceptable to Parker, and Delta shall pay all fees associated with the Rabbi Trust. The Parties acknowledge and agree that any interest accrued on the Trust Cash shall be deemed the property of Delta and paid by the trustee to Delta. The Shares and the Trust Cash shall be distributed to Parker on November 27, 2009, or the first business day on or following the date that is six months after Parker’s separation from service as determined in accordance with Section 409A, if later (the “Trust Distribution Date”). Delta’s obligations to pay benefits under this Agreement shall continue to constitute an unfunded, unsecured promise to pay until the Trust Distribution Date. Rabbi Trust assets shall be subject to the claims of Delta creditors under federal and state law in the event of Delta’s insolvency. Rabbi Trust assets shall not, at any time, be located outside of the United States or be transferred outside of the United States.
     (c) Resale Registration. Delta, at its sole cost and expense, shall prepare and file a registration statement on Form S-3, or another appropriate form permitting registration of the Shares for resale by Parker reasonably acceptable to Parker (the “Registration Statement”) providing for the resale of the Shares in accordance with Rule 415 of the Securities Act from time to time by Parker within 30 days after the Effective Date. Delta shall use its reasonable best efforts to cause the Registration Statement to become effective on or before the Trust Distribution Date, and to keep the Registration Statement continuously effective until the end of the Effectiveness Period (as defined below). If the Registration Statement covering resale of the Shares ceases to be effective for any reason at any time during the Effectiveness Period (other than because all securities registered thereunder shall have been resold pursuant thereto), Delta shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof. For purposes of this Section 2, the “Effectiveness Period” means the earlier of (i) the one year anniversary of the Trust Distribution Date, or (ii) the date on which all Shares held by Parker may be sold without restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
3. Benefits. Delta shall provide or arrange to provide to Parker as provided below any medical, prescription, dental, disability, group life and accidental death insurance provided or arranged by Delta or any of its subsidiaries (the “Welfare Benefits”), at Delta’s sole expense and for a period of 36 months from the Effective Date (the “Benefit Continuation Period”), Welfare Benefits that are substantially the same as the Welfare Benefits provided to Parker (and his spouse, dependents and beneficiaries) immediately before the Effective Date, except that the Welfare Benefits to which Parker is entitled under this Section 3 will be reduced to the extent that comparable welfare benefits are received by Parker from an employer other than Delta or its subsidiary during the Benefit Continuation Period. Health insurance premiums and any non-

taxable benefit shall be paid on Parker’s behalf as of the first day of each month during the Benefit Continuation Period, and in no event shall any such payment be made later than 30 days after the first day of the month; provided that Parker makes a timely election to receive such benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) to the extent applicable; provided further that payments made after December 31, 2009 shall be taxable to the extent necessary to avoid the creation of a nondiscriminatory benefit under Section 105(h) of the Code. For any other Welfare Benefits, in lieu of paying for such Welfare Benefits during the Benefit Continuation Period and to the extent payment would be taxable, on the ADEA Effective Date, Delta shall deposit into the Rabbi Trust an amount equal to 36 times the excess of (i) the monthly premium payable immediately prior to the Effective Date for such Welfare Benefits substantially similar to those which Parker (and Parker’s dependents) were receiving at such time, over (ii) the aggregate monthly premiums(s) charged to Parker for such coverage at such time, which amounts shall be paid to Parker on the Trust Distribution Date. Payments or reimbursements for Welfare Benefits in any taxable year shall not affect those payable in any other taxable year. The fact that the cost of the participation by Parker, or Parker’s spouse, dependents or beneficiaries, in any plan for Welfare Benefits (a “Welfare Benefit Plan”) was paid indirectly by Delta, as a reimbursement or a credit to Parker, before the Effective Date does not mean that the corresponding Welfare Benefits were not “provided to Parker” by Delta for the purpose of this Section 3.
4. Consulting Services.
     (a) Parker agrees to make himself reasonably available for consultation to Delta’s Board of Directors for a period of six months from the Effective Date (the “Consulting Service Term”). The actual dates and time of availability shall be as the Parties mutually agree in good faith. In no event shall Parker provide services exceeding 20% of the average level of bona fide services performed by Parker over the immediately preceding 36-month period. It is the intent of both Parker and Delta that Parker’s employment with Delta and its subsidiaries shall terminate as of the Effective Date, and that the consulting services shall not constitute a continuation of his employment. Parker shall be reimbursed by Delta for all his out of pocket expenses incurred in connection with performance of the consulting services. In addition, during the Consulting Service Term, Delta shall continue to pay Parker $1,600 per month for purposes of his car lease.
     (b) Parker shall be an independent contractor, not an employee or agent of Delta or any of its subsidiaries or affiliates. Other than as expressly provided in this Agreement, neither Delta or any of its affiliates shall be required to furnish Parker with any employee benefits for which officers or employees of such entities are eligible at any time.
     (c) To the extent Parker materially fails to perform his duties under this Section 4 and such failure continues after written notice detailing such failure and a reasonable time period within which to cure such failure, Delta may seek a claim for breach of contract against Parker provided that the maximum amount of damages Delta could recover under such claim shall be capped at $850,000. It is acknowledged and agreed by the Parties that neither the death nor disability of Parker shall constitute a failure to perform his duties under this Section 4.
5. Other Business and Activities. From and after the Effective Date, and notwithstanding the consulting services to be provided hereunder, Parker shall be free to pursue any other business and activities in any industry, including the oil, gas and minerals industry, whether or not competitive with Delta. It is expressly acknowledged and agreed that Parker shall hereafter have no duty to present any potential transactions to Delta or to disclose any other business information to which he may be privy. Without limiting the foregoing, and for purposes of clarification, it is acknowledged and agreed that Sections 9 and 10 of the Change-In-Control Agreement and 15 and 16 of the Employment Agreement shall be null, void and of no effect.
6. Parker’s Relinquishment of Rights. It is expressly acknowledged and agreed that, subject to the actual receipt by Parker of the consideration to be delivered pursuant to Sections 2, 3 and 4 above, Parker shall relinquish all rights he may have under Section 3 of the Change-In-Control Agreement, Sections 1, 2, 3, 4, 5, 6, 7, and 8 of the Employment Agreement, all rights under the Stock Agreements (provided that Parker shall retain any and all shares of Delta that are fully vested, and issued and outstanding in his name and the name of any of the members of his family) and, except as set forth in Section 8(c), any and all rights he may have to any other salary, bonus or other compensation (including without limitation any compensation based on the success of any past or pending transactions or litigation, including those certain judgments obtained against the United States relating to Delta’s interest in off-shore California leases). In the event there is no actual receipt by Parker of the consideration to be delivered pursuant to Sections 2, 3 and 4 above, then Parker shall not have relinquished any such rights.
7. Acknowledgement of Continuing Rights and Obligations. It is acknowledged and agreed that, except as provided in Section 6 above, Parker shall continue to be entitled to his rights under the Employment Agreement (including without limitation those contained in Sections 9 and 26) and the Change-In-Control Agreement (including without limitation those contained in Sections 14, 15, 16, 17 and 21). It is further acknowledged and agreed that Parker shall continue to remain obligated under Sections 10, 11, 12, 14, 17 and 18 of the Employment Agreement, and Sections 5, 6, 8, 11, 12 and 13 of the Change-In-Control Agreement.
8. General Release.
     (a) Parker, for himself, and Delta, for itself, and each Party for its respective affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the other Party and its respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Delta hired Parker through the Effective Date, except as set forth in subparagraphs (b) and (c) below (the “Released Claims”).
     (b) The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Parker’s employment with Delta or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties and claims under any severance plan, except as provided in this Agreement, (iv) any stock or stock option grant, agreement, or plan, except as provided in this Agreement, (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Parker under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, including but not limited to claims for breach of contract, defamation, or emotional distress, and (vii) any claim which was or could have been raised; provided, notwithstanding anything to the contrary in this Agreement, the “Released Claims” shall not include rights under this Agreement, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any 401(k) plan. The Parties agree that the Released Claims do not include matters arising out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to Delta.
     (c) The Parties specifically agree that notwithstanding anything herein to the contrary (i) Parker is retaining all his right, title and interest to the 1% net ORRI in OCS Lease 452 and (ii) nothing in this Agreement alters, modifies or amends Parker’s rights to indemnification as set out in Delta’s Certificate of Incorporation or Bylaws or the Delaware General Corporation Law. Further, it is specifically agreed that nothing in this Agreement is intended to affect Parker’s rights with respect to royalties, overriding royalty interests, working interests or any similar oil, gas or mineral interests he owns or hereinafter acquires.
     (d) Parker expressly acknowledges and agrees that he owes Delta a reimbursement amount equal to $255,000 for personal expenses Delta incurred on his behalf. On the ADEA Effective Date, Parker shall pay to Delta such $255,000.
9. Representations and Warranties. Each of Parker and Delta (except as to subparagraphs (c), (e), (f) and (g) below), severally and not jointly, warrants and represents as follows:
     (a) He or it has read this Agreement and agrees to the conditions and obligations set forth in it.
     (b) He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.
     (c) Parker has no knowledge of the existence of any lawsuit, charge or proceeding against Delta or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.
     (d) He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.
     (e) Parker admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Parker has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change in control benefits, severance benefits, deferred compensation, or other benefits from Delta, which are or could be due to Parker under the terms of Parker’s employment or otherwise.
     (f) Applicable law provides that Parker shall have at least 21 days to consider this Agreement. In the event that Parker executes this Agreement prior to the 21st day after receipt of it, Parker expressly intends such execution as a waiver of any rights Parker has to review the Agreement for the full 21 days. In such event, Parker represents that such waiver is voluntary and made without any pressure, representations or incentives from Delta for such early execution.
     (g) Parker understands that this Agreement waives and releases any claims Parker may have under the Age Discrimination in Employment Act. Parker may revoke this Agreement for 7 calendar days following its execution, and this Agreement shall not become enforceable and effective against Parker until 7 calendar days after such execution (the “ADEA Effective Date”). If Parker chooses to revoke this Agreement, Parker must provide written notice to Delta within 7 calendar days of Parker’s execution of this Agreement. If Parker does not revoke within the 7-day period, the right to revoke is lost.
10. Non-Disparagement.
     (a) Parker agrees not to make to any person any statement that disparages the Company or its directors, officers, employees or affiliates or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates.
     (b) Delta agrees not to make to any person any statement that disparages Parker or reflects negatively upon Parker, including, without limitation, statements regarding Parker’s financial condition, business practices, performance while at Delta or otherwise.
11. Non-Solicitation. During the Consulting Service Term, Parker shall not, directly or indirectly through another person or entity, except on behalf of the Company or an affiliate of the Company:
     (a) induce or attempt to induce any employees of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company (or such affiliate) and its employees; or
     (b) solicit any person who is or was an employee or consultant of the Company or any affiliate of the Company until three months after such individual’s employment or consulting relationship with the Company or such affiliate has been terminated.

12. Mandatory Arbitration. Except as provided in subsection (h) of this Section 12, any dispute must be resolved by binding arbitration in accordance with the following:
     (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (as in effect at the time of arbitration of a dispute, the “Arbitration Rules”) and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Denver office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.
     (b) The arbitration shall be conducted in the Denver, Colorado metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.
     (c) The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the dispute and is not excessive in scope, timing, or cost.
     (d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 12. The Parties and the panel may, however, agree to vary to provisions of this Section 12 or the matters otherwise governed by the Arbitration Rules.
     (e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on this Agreement and applicable law.
     (f) The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.
     (g) The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.
     (h) Nothing in this Section 12 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 12, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the dispute is otherwise resolved, or (iii)

challenge or vacate any final arbitration decision or award that does not comply with this Section 12. In addition, nothing in this Section 12 prohibits the Parties from resolving any dispute (in whole or in part) by agreement.
     (i) The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.
     (j) The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
     (k) This Section 12 shall not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the dispute.
13. Section 409A. To the extent applicable, it is intended that this Agreement comply with Section 409A. In the event that Parker or Delta determines that any payment or distribution of any type to Parker or for Parker’s benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement, the Change-In-Control Agreement or the Employment Agreement (the “Total Payments”), would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then Parker shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by Parker of any 409A Tax on the Total Payments as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax. Parker shall provide Delta notice of the payment of any 409A Tax within 5 business days of remittance, and Delta shall pay the 409A Tax Restoration Payment to Parker within 10 business days of Parker’s remittance of any 409A Tax, but to the extent the 409A Tax Restoration Payment is payable on account of Parker’s separation from service, no earlier than the Trust Distribution Date.
14. Company’s Successor. In addition to any obligations imposed by law upon any successor to Delta, Delta shall require any successor to all or substantially all of Delta’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform Delta’s obligations under this Agreement to the same extent, and in the same manner, as Delta would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to Delta.
15. Parker’s Successor. This Agreement shall inure to the benefit of, and be enforceable by, Parker’s personal or legal representatives, designated beneficiary, administrators, executors and heirs. If Parker should die after the Effective Date, but before any payment or benefit to which

Parker is entitled under this Agreement has been received by Parker, all payments or benefits to which Parker would have been entitled had he continued to live (other than any such Welfare Benefits that, by their terms, terminate upon Parker’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of Parker’s estate.
16. Restricted Assignment. Except as expressly provided in Sections 14 and 15, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.
17. Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.
18. Entire Agreement. This Agreement contains the Parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding such subject matter (except as reserved herein). The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.
19. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party, with a copies as follows:
     If to Parker,
Brownstein Hyatt Farber Schreck, LLP
Attention: Timothy R. Beyer
410 Seventeenth Street, Suite 2200
Denver, CO 80202-4432
P: (303) 223-1116
F: (303) 223-0916

     If to Delta,
Davis Graham & Stubbs LLP
Attention: Ron Levine
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
P: (303) 892-7514
F: (303) 893-1379
Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.
20. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 12), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
21. Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.
22. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute (to the extent arbitration is not required under Section 12) shall be exclusively in Denver, Colorado.
23. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
24. Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

25. Attorneys Fees. The Parties agree that Delta shall pay all reasonable expenses and costs Parker incurs with Brownstein Hyatt Farber Schreck, LLP in connection with the negotiation and execution of this Agreement or in good faith in obtaining or retaining payments and benefits under this Agreement within 20 days of being incurred. Payment of this expense in any taxable year may not affect expenses to be paid in any other year.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date first above written.
PARKER:
Signature: /s/ Roger A. Parker
Name: Roger A. Parker
Address for notices:
9 Cherry Hills Park Drive
Cherry Hills Village, CO 80113
DELTA:
Delta Petroleum Corporation, a Delaware corporation
By: /s/ Stanley F. Freedman
Its: Executive Vice President
Name: Stanley F. Freedman
Address for Notices:

Delta Petroleum Corporation
c/o Ted Freedman, Executive Vice President and General Counsel
370 17th Street, Suite 4300
Denver, Colorado 80202